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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-14 of our one report dated February 18, 2005, relating to the financial statements and financial highlights of AIM Small Cap Growth Fund (one of the portfolios constituting AIM Growth Series) and our one report dated September 21, 2005 relating to the financial statements and financial highlights of AIM Small Company Growth Fund (one of the portfolios constituting AIM Stock Funds), which appear in such Registration Statement. We also consent to the reference to us under the heading "Financial Information" in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas
November 16, 2005